Exhibit 99.1

Press Release

SEPRACOR ANNOUNCES SECOND QUARTER 2004
OPERATING RESULTS

MARLBOROUGH, Mass., July 27, 2004 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter of 2004. For the three months ended June 30, 2004, Sepracor’s consolidated revenues were approximately $70.0 million, of which revenues from pharmaceutical product sales (XOPENEX® brand levalbuterol HCl inhalation solution) were approximately $57.5 million.  The net loss for the second quarter of 2004 was approximately $81.1 million, or $0.93 per share.  These consolidated results compare with consolidated revenues of $76.5 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $61.4 million, and a net loss of $33.8 million, or $0.40 per share, for the three months ended June 30, 2003.

For the six months ended June 30, 2004, Sepracor’s consolidated revenues were $169.5 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $142.5 million, and the net loss was $131.6 million, or $1.53 per share. These consolidated results compare with consolidated revenues of $161.0 million, of which revenues from pharmaceutical product sales (XOPENEX) were approximately $133.5 million, and a net loss of $63.6 million, or $0.75 per share, for the six months ended June 30, 2003.

As of June 30, 2004, Sepracor had approximately $536 million in cash and short- and long-term investments.

Recent Highlights

•                  On June 15, 2004, Sepracor resubmitted its New Drug Application (NDA) for ESTORRA™ brand eszopiclone to the U.S. Food and Drug Administration (FDA).  On July 15, 2004, Sepracor announced that the FDA had accepted the resubmission of the NDA for ESTORRA as a complete response and had begun its review of the resubmission.  The FDA has classified the resubmission as Class 2.  Under the Prescription Drug User Fee Act (PDUFA), FDA review of a Class 2 resubmission is expected to be completed within a six-month period beginning on the date that the resubmission was received.  Accordingly, the FDA has advised us that the PDUFA date for the resubmitted ESTORRA NDA is December 15, 2004. A PDUFA date is the date by which the FDA is expected to review and act on an NDA submission.

•                  In May 2004, Sepracor submitted its NDA for XOPENEX HFA™ (levalbuterol tartrate HFA) Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, such as asthma and chronic obstructive pulmonary disease (COPD). On July 15, 2004, Sepracor announced that the FDA had accepted the XOPENEX HFA MDI NDA for formal review and that the PDUFA date is March 12, 2005.

Commercial Operations

XOPENEX® brand levalbuterol HCl – XOPENEX brand levalbuterol HCl inhalation solution is marketed through Sepracor’s sales force. XOPENEX is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

ASTELIN® brand azelastine HCl – In April 2004, Sepracor amended its existing agreement with MedPointe Inc. for the co-promotion of MedPointe’s ASTELIN brand azelastine HCl, a nasal-spray antihistamine. Sepracor continued to detail ASTELIN during the spring allergy season and will be compensated consistent with the terms of the agreement through June 30, 2004. As of July 1, 2004, Sepracor began providing sample coverage for ASTELIN under a fee-based compensation program, which extends through the duration of the amended agreement. The amendment also creates accelerated termination rights for each party, which if exercised, would result in a one-time residual payment to Sepracor in recognition of Sepracor’s contribution to building brand awareness of ASTELIN.

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in the U.S. and other countries where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older.

Sepracor NDA Programs Under FDA Review

ESTORRA™ brand eszopiclone – The PDUFA date for the resubmitted ESTORRA brand eszopiclone NDA is December 15, 2004.  On February 27, 2004, Sepracor received an “approvable” letter from the FDA for its NDA for ESTORRA for the treatment of insomnia characterized by difficulty falling asleep and/or difficulty maintaining sleep during the night and early morning.  Contingent upon approval from the FDA of the ESTORRA NDA, Sepracor would expect the recommended dosing to achieve sleep onset and maintenance to be 2 mg and 3 mg for adult patients, 2 mg for elderly patients with sleep maintenance difficulties, and 1 mg for sleep onset in elderly patients whose primary complaint is difficulty falling asleep. The FDA has not requested additional clinical or preclinical trials for approval.

Sepracor recently completed expansion of its sales force to approximately 1,250 sales professionals in anticipation of the launch of ESTORRA.

The ESTORRA NDA contains a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. Sepracor conducted six randomized, placebo-controlled Phase III studies for the treatment of chronic or transient insomnia in both adult and elderly patients and included these studies as part of the NDA package.

During the second quarter 2004, Sepracor announced the presentation of ESTORRA clinical trial data at medical society meetings, including the annual meetings of the American Psychiatric Association, the American College of Obstetricians and Gynecologists and the Associated Professional Sleep Societies.  Among the information presented were analyses of data from the long-term, six-month, double-blind, placebo-controlled safety and efficacy study of eszopiclone.  These analyses included evaluation of eszopiclone’s therapeutic effect in women with chronic insomnia; evaluation of the therapeutic effect of eszopiclone in peri- and post-menopausal women with chronic insomnia; a post-hoc assessment of eszopiclone for sleep maintenance in patients who were stratified by their degree of high- or low-wake-time after sleep onset (WASO; a measure of the amount of time spent awake after initially falling asleep); and results of a trajectory analysis demonstrating consistent treatment responses for patients treated with eszopiclone, regardless of demographic variation.  A comparison of data to evaluate consistency of effect from four studies with eszopiclone; a polysomnographic (PSG) evaluation of eszopiclone in elderly patients; results of a six-week safety and efficacy study in adult patients; a comparison of data from a six-week study and a six-month study of eszopiclone; and an assessment of long-term safety and efficacy of eszopiclone over twelve months of treatment were also presented.  For more information regarding the data presented in 2004, please see Sepracor’s press releases dated May 5-6, 2004 and June 8-10, 2004, which are posted on Sepracor’s web site in the For Investors section.

According to the National Institutes of Health web site, insomnia affects more than 50 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation’s (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed.

The U.S. market for prescription sleep products, not including off-label (not indicated for the treatment of insomnia) use of central nervous system (CNS) agents for the treatment of insomnia, was approximately  $1.8 billion in 2003. The U.S. prescription sleep agent market grew at a rate of approximately 20 percent from 2002 to 2003, according to IMS Health information.

XOPENEX HFA™ MDI – XOPENEX HFA™ (levalbuterol tartrate HFA) Inhalation Aerosol, a MDI for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease, such as asthma and COPD, is currently under FDA review. The PDUFA date for the XOPENEX HFA MDI NDA is March 12, 2005.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In 2003, Sepracor completed its Phase III studies of XOPENEX HFA. In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, the XOPENEX HFA MDI was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), the XOPENEX HFA MDI produced statistically and clinically significant improvements relative to placebo (p<0.001).

Approximately 95 percent of the short-acting beta-agonist inhalers sold in 2003 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  In June 2004, the FDA issued a proposed rule for the removal of the essential use exemption that currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Removal of this essential use exemption would prevent albuterol products containing CFC propellants, including MDIs, from being marketed in the U.S.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Sepracor expects that the XOPENEX HFA MDI, if approved by the FDA, will be sold through the company’s sales force.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.6 billion.

Sepracor’s Phase III Development Program

Arformoterol – Sepracor has completed more than 100 preclinical studies and has initiated or completed 15 clinical studies for arformoterol inhalation solution for the treatment of bronchospasm in patients with COPD. Sepracor has recently completed a Phase III study of arformoterol and a second pivotal Phase III trial continues.  In Sepracor’s Phase II program, arformoterol demonstrated a significant improvement in FEV1 immediately after dosing and a duration of action of up to 24 hours.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators was approximately $2.8 billion in 2003, according to IMS Health information.

Sepracor’s Phase II and Planned Proof-of-Concept Clinical Candidates

(S)-Amlodipine – Sepracor is investigating (S)-amlodipine as a potential treatment for hypertension and has conducted both Phase I and Phase II studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for use for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs). In 2004, Sepracor plans to expand its (S)-amlodipine program to include development of (S)-amlodipine in combination with other mechanistic approaches for the treatment of hypertension.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  In 2004, Sepracor intends to conduct a proof-of-concept study in support of SEP-226330 for the treatment of restless legs syndrome, a movement disorder that is reported to afflict up to 15 percent of the U.S. adult population. This compound may have advantages over currently used dopamine agonists in the treatment of restless legs syndrome.

SEP-226332 – SEP-226332 is an antagonist of the 5-HT3 receptor, a serotonin receptor subtype in the brain. Sepracor plans to conduct a Phase II proof-of-concept study in support of SEP-226332 for the treatment of sleep apnea. Obstructive sleep apnea (OSA) is a serious and potentially life-threatening condition. Sleep apnea affects approximately 15-20 million Americans and is characterized by brief interruptions of breathing during sleep, with in some cases as many as 60 interruptions per hour. The pathogenesis of the disorder, which includes altered serotonin activity, suggests that patients with OSA may respond to drug therapy.

SEP-174559 – SEP-174559 is a GABAA receptor modulator with a selectivity profile that favors the alpha2 subunit of the GABA receptor. The term “GABAA” refers to a specific neurotransmitter receptor in the central nervous system. In 2004, Sepracor intends to conduct Phase II proof-of-concept studies, which are expected to include trials for the treatment of anxiety, muscle spasms and spasticity.  It is estimated that 65 million adults in the U.S. suffer from some form of anxiety disorder, and approximately 37 million Americans suffer from back or neck pain, two-thirds of whom may also suffer from muscle spasms. An estimated 3 million Americans suffer from spasticity, a condition in which a patient’s muscles are in a state of continuous contraction, usually caused by damage to the portion of the brain or spinal cord that controls voluntary movement.

Corporate Update

On July 13, 2004, Sepracor announced that, subject to the successful completion of the proposed business combination between Aventis and Sanofi-Synthelabo, Sepracor and Aventis have agreed to amend their agreement relating to eszopiclone, which is being developed by Sepracor for the treatment of insomnia.  Under the conditional amended agreement, Sepracor would have the right to read and reference Aventis’ regulatory filings related to zopiclone outside of the United States for the purpose of development and regulatory registration of eszopiclone outside of the U.S., and Aventis would assign to Sepracor the foreign counterparts to the U.S. patent covering eszopiclone and its therapeutic use. Also, as part of the amendment, Sepracor would permit Aventis to assign Sepracor’s obligation to pay a royalty on sales of eszopiclone in the U.S. to a third party.

Under terms of the original 1999 agreement, Sepracor has exclusively licensed Aventis’ preclinical, clinical and post-marketing surveillance data package relating to zopiclone, its isomers and metabolites, to develop, make, use and sell eszopiclone in the U.S.

In June 2004, the Securities and Exchange Commission declared effective Sepracor’s registration statement on Form S-3 relating to the resale, by the securityholders, of an aggregate principal amount of $750 million of 0% convertible senior subordinated notes (the “Notes”) and shares of Sepracor common stock issuable upon conversion of the Notes.  In December 2003 and January 2004, Sepracor completed the sale of the $750 million aggregate principal amount of Notes in private placements to the initial purchasers of the securities.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, anticipated regulatory approval, potential benefits and successful development and regulatory approval of ESTORRA and XOPENEX HFA MDI and the company’s other pharmaceuticals under development and expectations with respect of co-promotion agreements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Estorra and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Astelin is a registered trademark of Wallace Laboratories. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell

Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.

To receive a copy of this release or any recent release via fax, call Sepracor’s automated news fax line at 1-800-758-5804 ext. 780960 or visit the web site at www.sepracor.com.

In conjunction with this second quarter 2004 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on July 27, 2004.  To participate via telephone, dial (612) 326-1003.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for approximately one week. To replay the call, dial (320) 365-3844, access code 738262. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2004	December 31, 2003

ASSETS

Cash, short and long-term investments	$535,758	$840,388
Accounts receivable, net	44,902	50,591
Inventory	15,901	6,866
Property, plant and equipment, net	71,280	66,428
Investment in affiliate	2,514	3,019
Other assets	47,195	52,933

Total assets	$717,550	$1,020,225

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$128,354	$139,542
Other liabilities (A)	63,060	28,976
Debt payable	5,301	918
Convertible subordinated notes (B)	1,190,000	1,470,000
Total stockholders’ equity (deficit)	(669,165)	(619,211)

Total liabilities and stockholders’ equity (deficit)	$717,550	$1,020,225

(A)      Included in the June 30, 2004 balance is $30,987 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B)        In the quarter ended March 31, 2004 we redeemed $430,000 5.75% convertible subordinated notes, due 2006 and issued an additional $150,000 0% convertible subordinated notes.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003

Revenues:

Product sales	$57,450	$61,350	$142,506	$133,506
Royalties and other	12,517	15,105	26,939	27,455
Total revenues	69,967	76,455	169,445	160,961

Cost of revenue	6,930	7,408	16,030	14,613

Gross margin	63,037	69,047	153,415	146,348

Operating expenses:
Research and development	45,077	48,255	82,373	101,438
Sales and marketing (A)	86,355	36,817	170,789	72,498
General and administrative and patent costs	7,899	5,763	14,933	11,605
Total operating expenses	139,331	90,835	268,095	185,541

Loss from operations	(76,294)	(21,788)	(114,680)	(39,193)

Other income (expense):
Interest income	1,424	1,874	2,679	3,805
Interest expense	(5,830)	(13,654)	(11,954)	(27,311)
Other income (expense), net	(71)	(6)	(88)	(9)
Loss on redemption of debt (B)	—	—	(7,022)	—
Total other income (expense)	(4,477)	(11,786)	(16,385)	(23,515)

Equity in investee (loss)	(358)	(217)	(505)	(842)

Net loss	$(81,129)	$(33,791)	$(131,570)	$(63,550)

Basic and diluted net loss per common share	$(0.93)	$(0.40)	$(1.53)	$(0.75)

Shares used in computing basic and diluted net loss per common share:	86,797	84,469	86,006	84,409

(A)      Included in the expenses for the six months ended June 30, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B)        Represents the loss for write-off of deferred finance costs resulting from the redemption of our $430,000 5.75% convertible subordinated notes, due 2006.